                                                                    EXHIBIT 99.1

                     BRANCH PURCHASE & ASSUMPTION AGREEMENT

      This Branch Purchase and Assumption Agreement, dated as of August 11, 2004, is between Rockland Trust Company, a Massachusetts trust company with its principal offices at 288 Union Street, Rockland, MA 02370 ("Seller"), and Cape Cod Five Cents Savings Bank, a Massachusetts Savings Bank with its principal offices at 19 West Road, Orleans, MA 02653 ("Purchaser").

      WHEREAS, subject to the terms, provisions and conditions set forth herein, the Purchaser wishes to purchase from the Seller, and the Seller wishes to sell to Purchaser, a certain branch banking location of Seller in North Eastham, Massachusetts, as further described herein;

      WHEREAS, Seller desires to sell, and Purchaser desires to acquire, in accordance with the terms and provisions of this Agreement, certain assets of Seller associated with the Branch; and

      WHEREAS, Seller desires to assign to Purchaser, and Purchaser desires to assume from Seller, in accordance with the terms and provisions of this Agreement, certain liabilities of Seller associated with the Branch;

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth herein, Seller and Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                  "Account Data Conversion" shall have the meaning specified in
            Section 9.6.

                  "Accrued Interest" shall mean (a) with respect to the Deposit
            Liabilities, the interest or dividends that have been accrued but not paid or credited on the Deposit Liabilities, and (b) with respect to the Advance Accounts, interest, fees, costs and other charges that have accrued on or been charged to the Advance

            Accounts but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise.

                  "ADA" shall mean the Americans with Disabilities Act of 1990, as amended.

                  "Adjusted Payment Amount" shall have the meaning specified in
            Section 3.4(a).

                  "Advance Accounts" shall mean all the principal balances of overdraft lines of credit to consumer and commercial loan customers of the Branch pursuant to customer agreements with respect to such lines in connection with their opening or maintaining of Deposits transferred to Purchaser pursuant hereto, plus any and all Accrued Interest thereon.

                  "Affiliate" means, with respect to any Person, any other
            Person controlling, controlled by or under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means ownership or control of more than 10% of the outstanding shares of any class of voting securities of such person.

                  "Agency Agreement" shall have the meaning specified in Section
            2.3(a).

                  "Agency Period" shall have the meaning specified in Section
            2.3(a).

                  "Assets" shall have the meaning specified in Section 2.1(a).

                  "Assignment and Assumption Agreement" shall have the meaning specified in Section 5.3(g).

                  "Associated Tax Benefit" shall mean any reduction of Tax
            accruing to an indemnified party for any Tax year or other taxable period as a result of claiming all or any part of any Damages (before reduction for associated tax benefit) as a deduction, including through depreciation or amortization, or as a reduction of gain or increase of loss or credit for Tax purposes, as determined as of the due date of the Tax return on which such Tax is otherwise reportable (or if no Tax return is required to be filed, as of the close of the Tax year or taxable period for which such Tax is otherwise payable) based upon the effect on the indemnified party's Tax with and without such deduction, reduction or increase, as the case may be, and certified to the indemnifying party by the indemnified party's chief financial officer.

                  "Assumed Liabilities" shall have the meaning specified in
            Section 2.2.

                  "Branch Office" or "Branch" shall mean the branch banking
            office of Seller located at 75 Brackett Road, North Eastham, Massachusetts.

                  "Branch Personalty" shall mean all of the personal property of the Seller used in the Branch and located in the Branch Office on the Closing Date consisting of the trade fixtures, including teller counters and teller drawers, shelving, furniture, equipment, telephone systems, automated teller machines, security systems, vaults and supplies, identified as Branch Personalty on Schedule 1.1(a) but excluding items identified as Excluded Personalty on said Schedule, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Branch through the Closing Date.

                  "Branch Records" shall mean (i) all deposit agreements,
            signature cards, corporate resolutions, checks, deposit slips, account statements, receipts, memoranda and other books, records, agreements, files and reports relating to the Deposit Liabilities, the Overdrafts, the Advance Accounts, the other Assets, the Assumed Liabilities, and the operation of the Branch; (ii) [RESERVED]; (iii) all warranties, guarantees and operating manuals with respect to Real Property and the Branch Personalty; (iv) [RESERVED]; (v) originals or copies of all land use, environmental, traffic and building permits, licenses, variances and the like relating to the Real Property; (vi) all architectural, mechanical, engineering and utility drawings relating to the Real Property; and (vii) originals of all certificates of occupancy for all improvements which form a part of the Real Property and all space included within such improvements together with an assignment thereof in form and substance acceptable to Purchaser.

                  "Business Day" shall mean any day other than a Saturday,
            Sunday or day on which banks are authorized or required to close in the Commonwealth of Massachusetts.

                  "Cash on Hand" shall mean all petty cash, vault and teller cash and cash in automated teller machines located at the Branch

            Office ("cash" meaning U.S. coin and currency), in each case as of the close of business at the Branch Office (or the applicable processing close for each automated teller machine) on the Closing Date; as determined by an audit conducted jointly by one or more employees of Seller and one or more employees of Purchaser.

                  "CERCLA" shall mean the Comprehensive Environmental Response,
            Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.
                                                                       -------

                  "Closing" shall mean the consummation of the purchase of the
            Assets and the assumption of the Assumed Liabilities by the Purchaser pursuant hereto.

                  "Closing Date" shall have the meaning specified in Section
            5.1.

                  "Confidentiality Agreement" shall have the meaning specified in Section 16.8.

                  "Customers" shall mean, collectively, the Persons named as the owners of the deposit accounts relating to the Deposits.

                  "Damages" shall have the meaning specified in Section 13.1.

                  "Deposits" shall mean, as of the Closing Date, the deposits
            (as such term is defined under Section 3(1) of the FDIA) with respect to (a) accounts which, as of the date hereof, are booked by Seller, in accordance with the methodology described in Schedule 1.1, as part of the Branch, including without limitation, deposits in accounts maintained pursuant to IRAs containing only deposits (other than deposits in the form of stocks, bonds, mutual funds or other securities); and (b) the additional accounts opened by the Branch in the ordinary course of business consistent with the methodology described in Schedule 1.1; including in each case collected and uncollected deposits and Accrued Interest except that Deposits shall not include Excluded Deposits.

                  "Deposit Liabilities" shall mean the obligation to pay the principal balances of, and Accrued Interest if any, on all accounts relating to the Deposits substantially in accordance with the terms and provisions of the contracts or relationships by which such accounts were created or as otherwise required by applicable laws, regulations, rulings and orders.

                  "Draft Closing Statement" shall have the meaning specified in
            Section 3.3.

                  "Employee Contracts" shall have the meaning specified in
            Section 8.12.

                  "Employees" shall mean the employees of the Seller employed at the Branch and listed on Schedule 8.12 attached hereto, and any replacements in the ordinary course of business and consistent with past practices of employees who shall leave Seller's employ between the date hereof and the Closing Date.

                  "Encumbrances" shall mean all mortgages, claims, charges,
            liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing tax payments not yet due and easements, restrictions and agreements which do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair business operations at such properties.

                  "Environmental Hazard" shall mean the presence of any
            pollutant, hazardous waste, hazardous material, toxic substance, asbestos, petroleum products, polychlorinated biphenyls or hazardous substance (as such terms are defined in or pursuant to Environmental
            Laws) in violation in any material respect of any Environmental
            Laws.

                  "Environmental Laws" shall mean CERCLA and RCRA and similar, federal, state and local environmental laws, including without limitation, Massachusetts General Laws Chapter 21E.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Estimated Payment Amount" shall have the meaning specified in
            Section 3.3.

                  "Estimated Purchase Price" shall have the meaning specified in
            Section 3.3.

                  "Excluded Consumer Products and Services" shall mean consumer banking products and services other than the Deposits and Advance Accounts which are offered by the Seller at the Branch, including but not limited to, residential mortgages, consumer loans, commercial loans, trust, credit card, brokerage, mutual fund, insurance and private banking services.

                  "Excluded Deposits" shall mean (a) deposits with respect to accounts which are booked or allocated by Seller as part of the Branch and are held by Seller under or pursuant to any judgment, decree or order of any court; and (b) other deposits which are booked or allocated by Seller as part of the Branch and which are so designated by Seller with the consent of Purchaser (which shall not be unreasonably withheld), in each case as of the Closing Date. All such "Excluded Deposits" shall be identified on Schedule 1.1(b) in accordance with Section 10.6 hereof.

                  "Excluded Personalty" shall mean (a) artwork, signs or
            equipment specifically identifying or relating to Seller or any of its Affiliates located at the Branch Office, (b) software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof, (c) any proprietary branch automation and systems, and (d) any other personal property of Seller located at the Branch Office and identified as "Excluded Branch Personalty" on Schedule 1.1(a) attached hereto.

                  "Fair Market Value" shall mean, with respect to the Real
            Property, $750,000.

                  "FDIA" shall mean the Federal Deposit Insurance Act, as
            amended.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective"). H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

                  "Final" as applied to any governmental order or action, shall mean that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been taken and dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

                  "Final Approval Date" shall mean, with respect to the
            transactions contemplated hereby, the date upon which the last of the following has occurred: (a) all Regulatory Approvals have been obtained; (b) all applicable notices which are required to be published or given prior to the consummation of the transactions contemplated hereby have been published or given; and (c) all required regulatory comment and waiting periods have expired.

                  "Hazardous Material" shall mean any chemicals, materials,
            substances or water which are defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "contaminants" or words of similar meaning and regulatory effect under any Environmental Law.

                  "Indemnified Party" shall have the meaning specified in
            Section 13.3.

                  "Indemnitor" shall have the meaning specified in Section 13.3.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "IRA" shall mean an Individual Retirement Account.

                  "IRS" shall mean the Internal Revenue Service.

                  "Items" shall have the meaning specified in Section 15.1.

                  "Marketable Title" shall have the meaning specified in Section
            5.3(a).

                  "Material Adverse Effect" means (a) with respect to the
            Seller, a material adverse effect on the ability of the Seller to perform its obligations under this Agreement; and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

                  "Overdrafts" shall mean negative account balances in deposit accounts booked at or allocated to the Branch and outstanding as of the Closing Date, plus any and all Accrued Interest thereon.

                  "Person" shall mean any individual, partnership, joint
            venture, corporation, association, trust, limited liability company, unincorporated organization, government or other entity.

                  "Post-Transfer Processing Period" shall have the meaning
            specified in Section 15.2(a).

                  "Purchase Price" shall have the meaning specified in Section
            3.1.

                  "Purchaser" shall have the meaning specified in the Preamble.

                  "Purchaser's Account" shall have the meaning specified in
            Section 3.3.

                  "Quit-Claim Deed" shall have the meaning specified in Section
            5.3(a).

                  "RCRA" shall mean the Resource Conservation and Control Act,
            42 U.S.C. 6901 et seq.
                           -------

                  "Real Property" shall mean the parcel of real property and improvements thereon for the Branch Office described on Schedule 1.1(c).

                  "Real Property Purchase Price" shall mean, with respect to the
            Real Property, the Fair Market Value of such Real Property.

                  "Regulatory Approvals" shall have the meaning specified in
            Section 6.1(c).

                  "Release" shall have the meaning set forth in any
            Environmental Law.

                  "Seller" shall have the meaning specified in the Preamble.

                  "Seller's Account" shall have the meaning specified in Section
            3.3.

                  "Statement of Purchase Price and Deposit Liabilities" shall have the meaning specified in Section 3.4(a).

                  "Tax" means any federal, state, local or foreign income,
            profits, gains, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, telecommunications, severance, stamp, occupation, premium, windfall profit, environmental (including Section 59A of the Internal Revenue Code), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee or other tax, withholding tax, or other governmental assessment, charge, duty, or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

                  "Transferred Accounts" shall have the meaning specified in
            Section 15.1.

                  "Transferred Employee" shall have the meaning specified in
            Section 11.6.

      SECTION 1.2 ACCOUNTING TERMS. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in the applicable Federal Financial Institutions Examination Council Instructions for preparing the Seller's quarterly Consolidated Reports of Income and Condition ("Call Report Instructions") as of the date hereof.

                                   ARTICLE II

                         PURCHASE AND SALE OF ASSETS AND
                    ASSIGNMENT AND ASSUMPTION OF LIABILITIES

      SECTION 2.1   PURCHASE AND SALE OF ASSETS.

            (a) Subject to the terms and conditions hereof, including without limitation the assumption by the Purchaser of the Assumed Liabilities and the payment of the Purchase Price by Purchaser in accordance with Article III hereof, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in, to and under the following (collectively the "Assets"):

                  (i)   the Real Property;

                  (ii)  the Branch Personalty;

                  (iii) [reserved]

                  (iv)  the Advance Accounts;

                  (v)   the Overdrafts;

                  (vi)  Cash on Hand;

                  (vii) the Branch Records;

                  (viii) [reserved];

                  (ix) all of the Seller's rights pertaining to the contracts giving rise to the Deposit Liabilities which Purchaser is assuming;

                  (x) all insurance premiums paid by the Seller to the FDIC which are allocated to insurance coverage for the Deposit Liabilities following the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;

                  (xi) all prepaid expenses of Seller relating to the foregoing Assets as of the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to
                        Section 3.5; and

                  (xii) all fees collected but unearned by Seller relating to the foregoing Assets as of the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5.

            (b) Except as otherwise expressly provided in this Agreement, Purchaser is not purchasing and Seller is not selling any loans other than the Advance Accounts or any assets with respect to the Excluded Consumer Products and Services.

            (c) Notwithstanding anything to the contrary contained herein, if, prior to the Closing Date, the Branch Office shall have been destroyed or damaged (and remain unrepaired), or all or any portion of Seller's interest therein shall have been taken or shall be subject to a pending action which will result in a taking under a governmental power of eminent domain, such that the conduct of a banking business at the Branch Office would not be feasible, Seller shall promptly provide written notice of such event to Purchaser and Purchaser shall by written notice delivered to Seller no later than two (2) weeks after receiving from Seller written notice of such casualty or condemnation, elect either to:

                  (i)   terminate this Agreement; or

                  (ii) purchase the Real Property and other Assets and assume the Assumed Liabilities pursuant hereto, provided, however, that upon such purchase Seller shall assign to Purchaser any right to receive any unpaid insurance proceeds or condemnation award, as applicable, and shall pay to Purchaser in addition to any other payment contemplated hereunder any portion of such proceeds or award previously received by Seller, plus any deductible portion of such loss retained by Seller under Seller's insurance policy.

      SECTION 2.2 ASSUMED LIABILITIES. Subject to the terms and conditions hereof, including without limitation the transfer of the Assets to Purchaser and payment of the balance of the Deposit Liabilities by Seller in accordance with
Article III hereof, on the Closing Date, Purchaser shall assume, and agrees to pay and shall discharge when due, all of the following liabilities of Seller and shall perform all duties, responsibilities and obligations of Seller under the following from and after the Closing Date (collectively, the "Assumed Liabilities"):

                  (i)   the Deposit Liabilities; and

                  (ii)  the Advance Accounts.

Except for the Assumed Liabilities, Purchaser shall not assume any liabilities or obligations of Seller of any kind or nature, known or unknown, contingent or otherwise, including any duties, obligations, responsibilities or liabilities of Seller, arising from acts or omissions of Seller prior to the Closing Date.

      SECTION 2.3 ARRANGEMENTS WITH RESPECT TO IRAS

            (a) No fewer than thirty (30) days prior to the Closing Date, the Seller shall cause notice (such notice to be approved in advance by Purchaser, which approval shall not be unreasonably withheld) to be sent to each depositor of a Deposit held by the Seller pursuant to an IRA Plan regarding the resignation of the Seller as IRA Plan custodian or trustee, as applicable and the appointment of Purchaser as successor custodian. Purchaser and Seller shall enter into an Agency Agreement effective as of the Closing Date substantially in the form of Schedule 2.3 attached hereto and made a part hereof (the "Agency Agreement"), pursuant to which Seller shall appoint Purchaser as Seller's agent with respect to IRA Deposit Liabilities during the period commencing on the Closing Date and ending on the date on which the Seller's resignation as custodian or trustee, as applicable, can first become effective in accordance with the terms of the applicable IRA Plan (the "Agency Period"). The Agency Agreement shall further provide that effective upon termination of the applicable Agency Period, Seller appoints Purchaser as successor custodian to such IRAs associated with the Branch Office for which an alternative successor custodian has not been appointed in accordance with the applicable IRA Plan. Upon such appointment as successor custodian for such IRA Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Internal Revenue Code and applicable federal and state laws and regulations.

            (b) The Deposit Liabilities may include certain IRAs of depositors who will have attained the age of 70-1/2 years by December 31, 2004, with respect to each of which the depositor is required under applicable law to take a minimum distribution by April 1 of the year after the depositor attains the age of 70-1/2 years and by each December 31st thereafter. Attached hereto as Schedule 2.3(b) is a list of such depositors, the type of IRA held by each such depositor and of the distributions made from such accounts during calendar year 2004 prior to the date hereof. Seller shall update this Schedule as of the Closing Date and deliver such updated schedule to Purchaser on the Closing Date. Effective as of the Closing Date, Purchaser hereby assumes the obligation to make such minimum distributions and agrees to pay each such minimum distribution which Schedule 2.3(b) indicates is required to be paid under the applicable law with respect to such IRAs by December 31 of the calendar year in which the Closing occurs. Seller agrees to cooperate with and assist Purchaser to make such distributions by promptly (but not later than thirty (30) days prior to the Closing Date), providing the Purchaser with all such information as Seller may possess and Purchaser may reasonably request to facilitate the provision of such distributions.

                                   ARTICLE III

                            PURCHASE PRICE; PAYMENT;
                            SETTLEMENT AND ALLOCATION

      SECTION 3.1 PURCHASE PRICE. In consideration for the transfer of the Assets by the Seller to the Purchaser hereunder, the Purchaser agrees to assume the Assumed Liabilities and pay to the Seller as the Purchase Price, an amount equal to the sum of (a) the deposit premium which equals 16.0 percent of the Deposits (net of Overdrafts, if any, and Advance Accounts); plus (b) the Real Property Purchase Price; plus (c) the net book value of the Branch Personalty as reflected on the books of Seller; plus (d) the unpaid principal balance of the Advance Accounts and Overdrafts including any Accrued Interest thereon; plus (e) Cash on Hand, in each case determined as of the Closing Date (the sum of (a), (b), (c), (d) and (e) hereinafter referred to in the aggregate as the "Purchase Price").

      SECTION 3.2 [RESERVED].

      SECTION 3.3 PAYMENT ON CLOSING DATE. One (1) Business Day prior to the Closing Date, Seller shall deliver to Purchaser a draft closing statement (the "Draft Closing Statement") dated as of the close of business on the third (3rd) Business Day preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto) (the "Estimated Purchase Price") and each component thereof and the Deposit Liabilities, Advance Accounts and Overdrafts and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify such determination. On the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to such account as Purchaser shall have specified to Seller at least three (3) Business Days prior to the Closing ("Purchaser's Account") the amount, if any, by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the close of business on the third (3rd) Business Day preceding the Closing Date exceeds the Estimated Purchase Price, or, if the Estimated Purchase Price exceeds the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of such date, Purchaser shall pay to Seller by wire transfer of immediately available Federal Funds to such account as Seller shall have specified to Purchaser at least three (3) Business Days prior to the Closing ("Seller's Account"), an amount equal to such excess (in either case, the "Estimated Payment Amount").

      SECTION 3.4 ADJUSTMENT OF ESTIMATED PAYMENT AMOUNT.

            (a) On or before 12:00 Noon on the fifth (5th) Business Day following the Closing Date, Seller shall deliver to Purchaser a "Statement of Purchase Price and Deposit Liabilities" setting forth the Purchase Price (including all adjustments and prorations thereto) and each component thereof and the Deposit Liabilities, Advance Accounts and Overdrafts as of the Closing Date and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify such determination. Such statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate balance of the Deposit Liabilities exceeded the Purchase Price (including all adjustments and prorations thereto) calculated as of the Closing Date.

            (b) On or before 12:00 Noon on the tenth (10th) Business Day after the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to Purchaser's Account an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest on such excess amount from the Closing Date to, but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller by wire transfer of immediately available Federal Funds to Seller's Account an amount equal to such excess, plus interest from the Closing Date to, but excluding the payment date, at the Federal Funds Rate.

      SECTION 3.5 PRORATION; OTHER ADJUSTMENTS.

            (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branch and hold the Assets and Assumed Liabilities for its own account through and including the Closing Date, and that Purchaser shall operate the Branch, hold the Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the Closing Date and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled on the Closing Date as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

            (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) [Reserved]; (ii) real estate taxes for the Real Property; (iii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for Deposit Liabilities for the period from and after the Closing Date; (iv) fees for customary annual or other periodic licenses and permits; (v) water, sewer, fuel and utility charges related to the Real Property; and (vi) other prepaid items; in each case as of the Closing Date. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing, and the Seller and the Purchaser shall promptly, and in any event within thirty (30) days after the Closing, readjust the apportionments in accordance with the next bills rendered.

      SECTION 3.6 OTHER ADJUSTMENTS. After the Closing Date, the parties will make such other adjustments and adjusting payments to Seller's and/or Purchaser's Accounts as may be necessary to fulfill the provisions and intent of this Agreement.

                                   ARTICLE IV

                                      TAXES

      SECTION 4.1 SALES AND USE TAXES. Any sales, use or similar taxes (but excluding any taxes on income or capital gains or the like) which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Purchaser on the Closing Date if such taxes are due and payable as of the Closing Date, or thereafter, when such taxes become due and payable. Purchaser shall indemnify and hold harmless Seller from and against any and all such taxes including those arising upon subsequent audit by any taxing authority, including interest and penalties. Purchaser and Seller will cooperate in the preparation of any required filings or returns.

      SECTION 4.2 INFORMATION REPORTS. The Purchaser and the Seller shall each provide to the IRS, on a timely basis and otherwise as required by law, Form 1098, 1098-E, 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit concerning interest paid on, or contributions to and distributions from the Deposit Accounts for the period during which the Purchaser and the Seller administered such accounts including without limitation any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents. Seller shall make such reports for interest paid or credited to, or received from Customers before the Closing Date and the Purchaser shall make such reports including and after the Closing Date.

      SECTION 4.3 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the final purchase price in accordance with Section 1060 of the Internal Revenue Code. On the tenth (10th) Business Day following the Closing Date, Purchaser shall provide to Seller a proposed allocation of the Purchase Price determined in a manner consistent with this Agreement, and particularly Section 3.1 hereof, and the Internal Revenue Code. Unless Seller provides Purchaser with notice of its objections thereto and the basis therefor within five (5) Business Days after its receipt of such allocation, Seller shall be deemed to have agreed with such allocation. The parties shall reduce such allocation to writing and each shall timely file with the IRS a Form 8594 and any other forms or statements that may be required by the Internal Revenue Code, the regulations of the United States Department of the Treasury or the IRS, together with any and all attachments required to be filed therewith in connection with such allocation. The parties shall promptly inform one another of any challenge, including any challenge raised in the context of an audit, by any Governmental Authority to any allocation made pursuant to this subsection and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

      To the extent consistent with applicable law, Seller and Purchaser shall not file any Tax return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the final Purchase Price, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final Purchase Price by a Government Authority.

      SECTION 4.4 TAX REPORTING. Except as otherwise required by applicable laws and regulations, Purchaser shall comply with all tax reporting obligations in connection with the Transferred Assets, Deposit Liabilities and other liabilities transferred pursuant to this Agreement with respect to the period from the day after Closing Date with respect to the calendar year in which the Closing Date occurs, and Seller shall so report with respect to the period from January l of the year in which the Closing occurs through the Closing Date. Any amounts required by any Governmental Authority to be withheld from any of the Deposit Liabilities through the Closing Date shall be withheld by Seller in accordance with applicable laws and regulations and shall be remitted by Seller to the appropriate Governmental Authority on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable laws and regulations and shall be remitted by Purchaser to the appropriate governmental entity on or prior to the applicable due date. Purchaser and Seller shall, prior to the Closing Date, consult with each other and thereafter shall take such actions as are reasonably necessary to permit each other to timely comply with its obligations pursuant to this Section 4.4.

                                    ARTICLE V

                                     CLOSING

      SECTION 5.1 CLOSING DATE.

            The Closing shall occur as of the close of Seller's banking business on November 19, 2004 or on such other date as soon as practicable thereafter (the "Closing Date") as may be mutually agreed to by the parties hereto, which date shall be not later than thirty (30) days after the Final Approval Date or December 31, 2004.

      SECTION 5.2 PLACE OF CLOSING. The Closing shall be held at the law offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110 or such other location or may be conducted by mail, electronic mail or facsimile, as the parties may agree.

      SECTION 5.3 SELLER DELIVERIES. On the Closing Date, in addition to making any payment to Purchaser's Account described in Section 3.3, Seller shall deliver to Purchaser, in each case other than (a) below, in form and substance reasonably satisfactory to Purchaser's legal counsel, and with respect to (a) below only, in form and substance not in contravention of any Practice Standard promulgated by the Massachusetts Conveyancers Association:

                  (a) a quit-claim deed for the Real Property pursuant to which the Real Property shall be transferred to Purchaser (the

            "Quit-Claim Deed"); provided that, with respect to the Real Property, Seller shall be required to convey to Purchaser commercially marketable title ("Marketable Title") to the Real Property;

                  (b) the Branch Personalty;

                  (c) the Branch Records;

                  (d) the Cash on Hand;

                  (e) a Massachusetts Property Transfer Return for the Real
            Property;

                  (f) a Bill of Sale for the Assets;

                  (g) an assignment and assumption agreement with respect to the
            Assumed Liabilities, to which shall be attached schedules setting forth the Deposit Liabilities, Advance Accounts and Overdrafts delivered by the Seller to the Purchaser on the Closing Date (the "Assignment and Assumption Agreement");

                  (h) the Draft Closing Statement;

                  (i) the Agency Agreement;

                  (j) a schedule setting forth all access security codes and instructions to the Branch Office;

                  (k) a copy of a current and completed Subsurface Sewage
            Disposal System Inspection Form with respect to the Real Property meeting the requirements of applicable Massachusetts law, including
            Section 15.340 of Title 5 (310 CMR 15.000);

                  (l) a Certificate of a senior executive officer of the Seller attesting to the accuracy and completeness of the representations and warranties of Seller, the performance of the covenants of Seller and the satisfaction of the conditions to Seller's obligations contained herein; and

                  (m) such endorsements, conveyances, deeds of transfer,
            assignments, instruments, certificates and other documents helpful or appropriate to effect the transactions contemplated hereby as Purchaser shall reasonably request consistent with this Agreement.

      The Branch Personalty, Cash on Hand and Branch Records shall be deemed delivered to Purchaser to the extent such assets are located in the Branch as of the Closing Date.

      SECTION 5.4 PURCHASER DELIVERIES. On the Closing Date, in addition to making any payment to Seller's Account described in Section 3.3, Purchaser shall execute and deliver to Seller, in each case, in form and substance reasonably satisfactory to Seller's legal counsel:

                  (a)   the Assignment and Assumption Agreement;

                  (b)   the Agency Agreement;

                  (c) a Certificate of a senior executive officer of Purchaser attesting to the accuracy and completeness of the representations and warranties of Purchaser, the performance of the covenants of Purchaser and the satisfaction of the conditions to the obligations of the Purchaser contained herein; and

                  (d) such endorsements, assignments, instruments, certificates and other documents helpful or appropriate to effect the transactions contemplated hereby as Seller shall reasonably request consistent with this Agreement.

                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF SELLER

      SECTION 6.1 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

                  (a) all of the covenants and other agreements required by this
            Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

                  (b) the representations and warranties made by Purchaser
            herein or in any certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date, provided however that any representation or warranty made as of a specific date other than the Closing Date shall be correct in all material respects as of such specified date;

                  (c) approvals in writing of all relevant regulatory agencies shall have been obtained by Purchaser, and all necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents being herein collectively called the "Regulatory Approvals") without imposition of any conditions, restrictions or requirements that would constitute a Material Adverse Effect with respect to Seller; and

                  (d) Seller shall have received the items to be delivered by
            Purchaser pursuant to Section 5.4.


                                   ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      SECTION 7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

                  (a) all of the covenants and other agreements required by this
            Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

                  (b) the representations and warranties made by the Seller
            herein or in any certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties have been made on the Closing Date, provided, however, that any representation or warranty made as of a specific date other than the Closing Date shall be correct in all material respects as of such specified date;

                  (c) the Regulatory Approvals shall have been obtained without imposition of conditions, restrictions or requirements which would constitute a Material Adverse Effect with respect to Purchaser; and

                  (d) Purchaser shall have received the items to be delivered by
            Seller pursuant to Section 5.3.

                                  ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as follows:

      SECTION 8.1 ORGANIZATION. Seller is an "insured depository institution" as defined in Section 3(c)(2) of the FDIA and is duly organized and existing and operating the business of a trust company under the laws of the Commonwealth of Massachusetts.

      SECTION 8.2 AUTHORITY. Seller has the power and authority to enter into and perform this Agreement and any other agreements, instruments or other documents executed pursuant hereto. This Agreement and any other agreements, instruments or other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of the Seller, and this Agreement and any other agreements, instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

      SECTION 8.3 NON-CONTRAVENTION. The execution and delivery of this Agreement and the other agreements, instruments and other documents executed pursuant hereto by Seller do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated hereby and thereby will not, constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, which breach, violation, or default would have a Material Adverse Effect with respect to Seller or (b) a breach or violation of or a default under the charter or bylaws of the Seller.

      SECTION 8.4 COMPLIANCE WITH LAW. To the knowledge of the Seller, the business and operations of the Branch are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, including without limitation the applicable customer identification requirements of the USA PATRIOT Act, other than those laws, rules and regulations of governmental authorities the penalty or liability for violation of which, if imposed or asserted, would not have a Material Adverse Effect with respect to Seller or an effect that would be materially adverse with respect to the Branch, the Purchaser or the Assumed Liabilities.

      SECTION 8.5 LEGAL PROCEEDINGS. There are no actions, suits, proceedings, or protests, civil, criminal or administrative, pending or, to Seller's knowledge, threatened against or affecting Seller or the Branch that would reasonably be expected to have a Material Adverse Effect on the Seller or an effect that would be materially adverse with respect to the Branch, the Purchaser or the Assumed Liabilities, prevent, hinder or delay consummation of the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement.

      SECTION 8.6 TITLE TO OTHER ASSETS. Seller has good and marketable title to all of the Assets other than the Real Property as the legal and beneficial owner thereof, free and clear of all Encumbrances. There are no outstanding commitments or agreements (oral or written) for the purchase from the Seller of any of such Assets. Upon delivery to the Purchaser of the documents of conveyance and sale referenced in this Agreement, Purchaser shall receive good and marketable title to all of such Assets, free and clear of all Encumbrances. Seller does not know of any material defect in such Assets that would not be apparent on visual inspection.

      SECTION 8.7 TENANTS; LEASES. Except for the Seller, there are no tenants or other occupants of the Real Property.

      SECTION 8.8 FINANCIAL AND DEPOSIT DATA. All financial, Deposit Liability and other information regarding the Branch, the Deposits, the Advance Accounts, the Overdrafts, the Cash on Hand, the Branch Personalty and the Real Property provided to Purchaser in writing by Seller, including, without limitation, the information set forth in the compact disk transmitted to Purchaser by letter from Seller's counsel dated June 28, 2004, was calculated as of the respective dates set forth in such writing (if any) or on which such writing was delivered to Purchaser and was accurate and complete in all material respects as of such dates.

      SECTION 8.9 ACCURACY OF STATEMENT OF PURCHASE PRICE AND DEPOSIT LIABILITIES. The Statement of Purchase Price and Deposit Liabilities delivered pursuant to Section 3.4(a) hereof will accurately reflect the Deposit Liabilities, the Purchase Price and each component thereof, the Advance Accounts and the Overdrafts as of the date thereof.

      SECTION 8.10 DEPOSIT ACCOUNTS. The deposit agreements and other documents relating to the Deposit Liabilities to be delivered to the Purchaser at Closing satisfy, to Seller's knowledge, all applicable legal and regulatory recordkeeping and disclosure requirements, and to Seller's knowledge, constitute all such documents in Seller's possession or control which are reasonably capable of being separated from Seller's other business records and delivered to Purchaser hereunder. The Deposit Liabilities are insured by the FDIC in accordance with the FDIA and Seller has paid all assessments due and has filed all reports required by the FDIC.

      SECTION 8.11 ADVANCE ACCOUNTS. To Sellers' knowledge, the Advance Accounts and the documents and instruments evidencing and securing such Accounts (i) are not in default other than payment defaults set forth on Schedule 8.11; (ii) grant the Seller a valid security interest in the applicable accounts related to the Deposits; (iii) are secured by the applicable accounts related to the Deposits and are not subject to any material third party claims; (iv) conform in all material respects with applicable laws and regulations; (v) are not subject to any material defense, counterclaim or pending bankruptcy; and (vi) are enforceable against the respective obligors in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable remedies or the waiver of rights and remedies. The account agreements and other documents and records relating to the Advance Accounts to be delivered to the Purchaser at Closing satisfy, to Seller's knowledge, all applicable legal and regulatory recordkeeping and disclosure requirements and, to Seller's knowledge, constitute all such documents in Seller's possession or control which are reasonably capable of being separated from Seller's other business records and delivered to Purchaser hereunder.

      SECTION 8.12 EMPLOYEES. Schedule 8.12 lists the names, positions, dates of hire and compensation levels of all Employees as of the date indicated thereon. Except as set forth in Schedule 8.12, the Seller is not a party to any agreement respecting the employment, benefits or compensation of any Employee ("Employee Contracts"). All Employees are covered by Seller's bankers' bond policy and to Seller's knowledge, are eligible to be employed by an FDIC-insured bank under the FDIA and applicable FDIC rules and regulations. The Seller is not involved in, or, to the knowledge of Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters concerning the Employees which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller or Purchaser. There has been no change in the Seller's employee severance policy during the one-year period preceding the date hereof. To Seller's knowledge, except as expressly set forth herein, the transactions contemplated by this Agreement shall not trigger any liability on the part of Purchaser under employee benefit plans of Seller.

      SECTION 8.13 REAL PROPERTY. Seller has Marketable Title to the Real Property as the legal and beneficial owner thereof, free and clear of all Encumbrances. There are no outstanding commitments or agreements (oral or written) for the purchase from the Seller of any of the Real Property. Upon delivery to the Purchaser of the documents of conveyance referenced in this Agreement, Purchaser shall receive Marketable Title to all of the Real Property, free and clear of all Encumbrances. Seller does not know of any material defect in the Real Property not apparent on visual inspection.

      SECTION 8.14 TAXES. Seller has duly withheld and paid, or will withhold and timely pay, to the appropriate taxing authorities all Taxes which are required to be withheld or paid by it, with respect to the Real Property and the Employees, including Taxes withheld from the Employees' wages, for all taxable periods ending on or prior to the Closing Date.

      SECTION 8.15 ADEQUATE LIQUIDITY. Seller has available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the transfer of Deposit Liabilities to Purchaser hereunder and Seller's ability to make any payment to Purchaser provided herein is not contingent on raising any equity capital, obtaining financing, or the consent of any lender.

      SECTION 8.16 DISCLOSURES. Seller has disclosed or made available to the Purchaser any and all information in the Seller's possession of which the Seller is aware regarding the environmental, legal title and compliance status of, and any litigation or threatened litigation relating to the Branch, the Real Property, the Branch Personalty, the Deposits, the Advance Accounts and the Overdrafts, which would reasonably be expected to have a Material Adverse Effect on the Seller or the Purchaser or an effect that would be materially adverse with respect to the Branch, the Purchaser or the Assumed Liabilities.

      SECTION 8.17 ENVIRONMENTAL DILIGENCE.

                  (a) Purchaser acknowledges that prior to the date hereof,
            Seller has provided to Purchaser a copy of the "Phase I" environmental assessment of the Real Property prepared for Seller by ENSR Consulting and Engineering.

                  (b) To the best knowledge of Seller, except as set forth in the "Phase I" assessment described in the preceding paragraph (a), during the period of the ownership and operation by the Seller of the Branch, there has been no Environmental Hazard or Release of Hazardous Material on the Real Property that would subject the Seller to any material liability under the Environmental Laws or result in a Material Adverse Effect with respect to the Seller or a material adverse effect on the Branch.

                  (c) Except as set forth in the preceding paragraph (b), Seller makes no representations or warranties of any kind with respect to the foregoing Phase I assessment, with respect to the presence or absence of Environmental Hazards at the Branch or the Real Property, or with respect to compliance with any Environmental Laws applicable to the Branch or the Real Property.

      SECTION 8.18 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES AND PURCHASER'S RELEASE OF SELLER. Except as expressly set forth herein, in the Agency Agreement, and in the Assignment and Assumption Agreement:

                  (a) Seller makes no representations or warranties, express or implied, as to the physical condition of the Branch Office or of any of the physical assets to be transferred under this Agreement, all of which are being sold "as is" and "where is" without recourse and with all faults, as of the Closing Date, provided, however, that Seller has no actual knowledge of any material hidden defects or material hazards therein which Seller has not previously disclosed to Purchaser. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases and agrees to hold harmless the Seller and waives any claims with Purchaser may now or hereafter have against Seller relating to the physical condition of the Facilities or the Real Property from and after the Closing, including, without limitation, with respect to claims under the Environmental Laws or with respect to the presence of Environmental Hazards or with respect to claims under the ADA.

                  (b) Seller makes no warranties as to the collectibility of
            Overdrafts as of the Closing Date or due under the Advance Accounts which Seller is transferring to Purchaser without recourse pursuant to Section 2.1 hereof.

                  (c) Seller makes no representations or warranties to Purchaser as to the Customers, accounts, levels of Deposits or balances of Advance Accounts or Overdrafts which will be assigned to the Branch as of the Closing Date (except as the same shall be reflected on the schedules to be attached to the Assignment and Assumption Agreement), nor does Seller make any representation or warranty to Purchaser as to the length of time that the Deposits will be maintained by Customers of the Branch after the Closing Date.

                  (d) Except as specifically provided for in this Agreement,
            Seller disclaims and makes no representations or warranties whatsoever with respect to the Branch, the Assets or the Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from Encumbrances (in whole or in part) and disclaims any liability and responsibility for any negligent misrepresentation, warranty, statement or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to Purchaser in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice contained in any compact disk or other information materials which may have been provided to Purchaser by any employee, officer, agent, stockholder or other representative of the Seller in connection with the transactions contemplated hereby).

      SECTION 8.19 [RESERVED.]

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      SECTION 9.1 ORGANIZATION. Purchaser an "insured depository institution" as defined in Section 3(c)(2) of the FDIA, and is duly organized, existing and operating the business of a mutual savings bank under the laws of the Commonwealth of Massachusetts.

      SECTION 9.2 AUTHORITY. Purchaser has the power and authority to enter into and perform this Agreement and any other agreements, instruments or other documents executed pursuant hereto. This Agreement and any other agreements, instruments or other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of the Purchaser, and this Agreement and any other agreements, instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

      SECTION 9.3 NON-CONTRAVENTION. The execution and delivery of this Agreement and any other agreements, instruments and other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated hereby and thereby will not, constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or any material contract, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, in each case, which breach, violation or default would have a Material Adverse Effect on Purchaser.

      SECTION 9.4 LEGAL PROCEEDINGS. There are no actions, suits, proceedings, or protests, civil, criminal or administrative, pending or, to Purchaser's knowledge, threatened against or affecting Purchaser that would reasonably be expected to have a Material Adverse Effect on Purchaser, prevent, hinder or delay consummation of the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement.

      SECTION 9.5 REGULATORY MATTERS.

            (a) There are no pending or, to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser and any federal, state or local governmental authority that (i) would reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect, or (ii) would reasonably be expected to impair the validity or materially delay consummation of this Agreement or the transactions contemplated hereby. Purchaser has not received any indication from any federal, state or other governmental agency having jurisdiction over the Purchaser that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser believes that it satisfies all capital and other regulatory requirements necessary to obtain all Regulatory Approvals. To the best knowledge of the Purchaser, Purchaser will not be required to divest deposit liabilities, branch loans or any business or line of business or to increase or raise capital as a condition to the receipt of any of the Regulatory Approvals. Purchaser has no knowledge of any fact or circumstance relating to Purchaser that is reasonably likely to materially impede or delay receipt by Purchaser of any of the Regulatory Approvals.

            (b) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA and Purchaser has paid all assessments due and has filed all reports required by the FDIC.

            (c) As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis, Purchaser is and will (i) remain "well capitalized", as defined in the FDIA and the regulations of the FDIC thereunder, and (ii) meet all capital requirements, standards and ratios required by each state and federal bank regulatory agency having supervisory jurisdiction over Purchaser, and no such regulator has indicated that it will condition any of the Regulatory Approvals upon an increase in Purchaser's capital or on Purchaser's compliance with any special capital requirement, standard or ratio.

            (d) Purchaser was rated "Satisfactory" or better following its most recent Community Reinvestment Act examination by each of the federal and state regulatory agencies responsible for its supervision. Purchaser has received no notice and has no knowledge of any planned or threatened objection to the transactions contemplated hereby by any public body, governmental official, customer or community group.

            (e) Purchaser has a "satisfactory" or better record of compliance with and has not been cited for any violation of the applicable cash transactions recordkeeping and reporting requirements that would prevent, hinder or delay the obtaining of the Regulatory Approvals. Purchaser has a satisfactory record of diligence in combating money laundering and of compliance with all applicable law and regulations regarding Specially Designated Nationals.

      SECTION 9.6 CUSTOMER ACCOUNT INFORMATION SYSTEM. Based upon reasonable investigation and specific inquiry of its outside electronic customer account data services provider, Purchaser reasonably believes that it will be in a position to complete any conversion of electronic customer account data to Purchaser's electronic account data storage and processing system that may be required in connection with the consummation of the transactions contemplated by this Agreement (the "Account Data Conversion") on or before December 1, 2004.

                                    ARTICLE X

                               COVENANTS OF SELLER

      Seller covenants and agrees with Purchaser as follows:

      SECTION 10.1 CONDUCT OF THE BUSINESS. From the date hereof through the Closing Date, Seller shall (a) conduct its banking business relating to the Branch, the Assets and the Deposit Liabilities in the usual, regular and ordinary course consistent with past practice, (b) not book, allocate or assign any new Deposit, Advance Account, Branch Personalty other assets or employees to or from the Branch, except in a manner consistent with past practice and with Seller's policy and procedures in effect prior to the commencement of discussions between the Purchaser and the Seller regarding the Purchaser's acquisition of the Branch, (c) not reallocate or reassign any Deposit, Advance Account, Branch Personalty other assets or employees to or from the Branch, except with Purchaser's prior written approval (which shall not be unreasonably withheld), and (d) use reasonable efforts to maintain and preserve intact its relationships and good will with its Employees and Customers. Without limiting the foregoing sentence, Seller shall not transfer any of the Employees to any of its offices other than the Branch from the date hereof through the Closing Date, except upon the request of an Employee who has not been solicited or induced to do so by Seller. From the date hereof through the Closing Date, Seller shall not, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, (a) change or modify the basis of compensation, benefits, or the terms of any bonus plan applicable to any Employee, other than increases in the ordinary course of business consistent with past practices, or (b) except as previously disclosed by Seller to Purchaser prior to the date hereof, make any capital expenditures with respect to the Branch Office in excess of $15,000.

      SECTION 10.2 REGULATORY APPROVALS. Seller shall do all things reasonably necessary and requested by Purchaser and devote reasonable efforts and resources to assist Purchaser in obtaining the Regulatory Approvals and effecting the Account Data Conversion. Seller shall provide Purchaser or the appropriate regulatory authorities upon request all information reasonably required to be submitted by Seller in connection with the Regulatory Approvals. Seller shall take no action outside the ordinary course of business which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's obligations under this Agreement.

      SECTION 10.3 CORPORATE AND OTHER CONSENTS. Seller shall devote reasonable efforts and resources to secure all necessary corporate and other non-regulatory consents (except those involving Purchaser) and to promptly and completely satisfy and fulfill all other conditions to Seller's obligations hereunder, and shall provide reports and certificates evidencing the status and progress of such efforts to Purchaser upon Purchaser's reasonable request.

      SECTION 10.4 NONSOLICITATION OF TRANSFERRED EMPLOYEES. For a period of one
(1) year following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, solicit for employment, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Transferred Employee. It is expressly acknowledged by the parties hereto that Seller may employ or retain as an independent contractor or consultant at any office of Seller any such Transferred Employee or other employee of Purchaser who shall terminate his or her employment with Purchaser without any direct or indirect inducement or interference by, or other pre-termination contact with, Seller or who shall be terminated by Purchaser, in either case after the Closing Date.

      SECTION 10.5 NONSOLICITATION OF CUSTOMERS. For a period of one (1) year following the Closing Date, Seller and its Affiliates shall not solicit any Customers for any deposit account business, except renewal upon expiration of a deposit account not transferred to Purchaser hereunder. Notwithstanding the foregoing, nothing in this Section 10.5 shall prohibit the Seller or its Affiliates from, (a) engaging in general advertising, solicitations or marketing campaigns, programs or other efforts that are not primarily directed to or targeted at Customers or that are directed to customers of Seller generally, including Customers who also hold accounts at other branches of Seller, (b) responding to unsolicited inquiries by Customers with respect to deposit account or other banking services, and (c) providing to Customers notices or communications relating to the transactions contemplated hereby in accordance with the provisions of this Agreement. If any part of this Section 10.5 is determined by a court of competent jurisdiction to be excessively broad as to duration, geographic area, or scope of activities, then the provisions of this Section 10.5 are intended to and shall be construed as extending only for such period of time, in such area, and with respect to such activities as shall be determined by such court to be reasonable and enforceable under applicable law, and so construed, the provisions hereof shall be applied and enforced to the full extent permitted by law.

      For a period of one (1) year following the Closing Date, Seller shall not acquire, establish or otherwise open a branch, loan production or deposit taking office or install or operate an automated teller machine in Eastham, Massachusetts.

      SECTION 10.6 EXCLUDED DEPOSITS. No later than thirty (30) days prior to the anticipated Closing Date, Seller shall provide to Purchaser an updated list of deposit accounts booked as part of the Branch. Prior to Closing, Purchaser and Seller shall mutually agree upon a final Schedule 1.1(b), setting forth the Excluded Deposits, if any, as of the Closing Date.

      SECTION 10.7 [RESERVED.]

      SECTION 10.8 OVERTIME AND OTHER BENEFITS. Except as provided in Section 16.2, the Seller shall remain solely responsible for payment of overtime, medical, dental and life insurance and other employment benefits payable to Transferred Employees with respect to periods of employment ending on or prior to the Closing Date, including any payments due to any Transferred Employee under any incentive program of the Seller (including any sales commission or referral fee payable to any such employee), for periods of employment ending on or prior to the Closing Date.

      SECTION 10. 9 BENEFIT PLANS. The Seller shall remain solely responsible for the payment of all accrued and unused vacation, sick time, comp time and other benefits to Employees in accordance with the terms of any benefit plan of the Seller with respect to periods of employment ending on or prior to the Closing Date.

      SECTION 10.10 INSURANCE. Up to and through the Closing Date, the Seller shall (a) continue to maintain property and casualty insurance coverage and premises liability insurance coverage with respect to the Branch in amounts not less than the amount of coverage under such insurance policies in effect as of the date hereof, in each case, with retention not to exceed the amount of retention under such insurance policies in effect as of the date hereof; and (b) furnish to Purchaser evidence of such insurance at Purchaser's reasonable request.

      SECTION 10.11 FINAL SELLER ACCOUNT STATEMENTS. At Seller's expense, Seller shall credit all Deposit Liabilities and debit Advance Accounts for interest accrued through and including the Closing Date and issue, as of the Closing Date, account statements for all Deposit Liabilities and Advance Accounts and mail such statements to account holders of the Deposit Liabilities and Advance Accounts within a reasonable time after the Closing Date.

                                   ARTICLE XI

                             COVENANTS OF PURCHASER

      Purchaser covenants and agrees with Seller as follows:

      SECTION 11.1 REGULATORY APPROVALS; ACCOUNT DATA CONVERSION.

            (a) Purchaser will use its reasonable efforts and all reasonable resources to obtain as expeditiously as possible the Regulatory Approvals and to prepare and file within thirty (30) days after the execution of this Agreement all necessary applications of Purchaser for Regulatory Approvals. Purchaser will supply to Seller reasonably in advance of filing copies of all proposed regulatory applications and filings and will incorporate and reflect any reasonable comments of Seller in and all such applications and filings. As of the Closing Date, Purchaser shall satisfy any and all standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with Regulatory Approvals. Purchaser shall be solely responsible for and pay any fees charged by any regulatory authorities to which it may apply for any of the Regulatory Approvals. Purchaser shall take no action outside of the ordinary course of business which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's obligations under this Agreement.

            (b) From the date hereof through the Closing Date, Purchaser shall
(i) remain "well capitalized" as defined in the FDIA and the regulations of the FDIC thereunder; (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator having jurisdiction over Purchaser; and (iii) devote sufficient efforts, diligence and resources to maintain a "satisfactory" or better record of combating money laundering, compliance with cash transactions recordkeeping and reporting requirements and applicable regulations with respect to Specially Designated Nationals, and performance under the Community Reinvestment Act and corresponding provisions of Massachusetts law.

            (c) Purchaser acknowledges that because it is the Purchaser's intention to conduct a banking business with respect to the Branch after the Closing Date, and that as of the date hereof it is not expected that the transactions contemplated by this Agreement will result in the closing, consolidation or relocation of the Branch Office or any other branch banking office. Purchaser shall be solely responsible for complying with any required branch closing or other notices to regulators and customers under the FDIA or other applicable law or regulations in the event that Purchaser at any subsequent time determines to close, consolidate or relocate the Branch Office or to close, consolidate or relocate any other branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement.

            (d) Promptly following execution of this Agreement, Purchaser shall schedule the Account Data Conversion with Purchaser's outside electronic data services provider and devote all necessary efforts and resources to complete any necessary Account Data Conversion on a date reasonably acceptable to Seller on or before December 1, 2004. Purchaser shall take no action that would be reasonably likely to prevent, hinder or delay the completion of the Account Data Conversion.

      SECTION 11.2 [RESERVED]

      SECTION 11.3 CORPORATE AND OTHER CONSENTS; COMPLIANCE WITH LAW; REAL
                   PROPERTY.

            (a) Purchaser shall devote its reasonable efforts and reasonable resources to secure all necessary thirty party and other non-regulatory consents (except those which the Seller has expressly agreed herein to obtain) and shall provide reports and certificates evidencing the status and progress of such efforts to Seller upon Seller's reasonable request.

            (b) Promptly following execution of this Agreement, Purchaser shall order any title certificates, title searches or other information or certificates and commence and thereafter diligently complete any preparations that it may require to have been obtained or completed at Closing in connection with its purchase of the Real Property.

      SECTION 11.4 NONSOLICITATION OF CUSTOMERS. Prior to the Closing Date, neither Purchaser nor its Affiliates shall solicit Customers through advertising or solicitations specifically referencing or targeted to such Customers or otherwise in a manner that is intended or reasonably likely to induce any Customers to close Deposit Liability accounts with Seller and open accounts directly with Purchaser or to otherwise result in the transfer of all or a portion of an existing Deposit Liability from Seller to Purchaser prior to Closing. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted, subject to the provisions of Section 16.2, to (a) engage in general advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers, (b) engage in and service lending, deposit, safe deposit, trust, credit card, mutual fund or other financial services relationships of Purchaser existing as of the date hereof with Customers, (c) respond to unsolicited inquiries by Customers with respect to banking or other financial services, and (d) provide to Customers notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

      SECTION 11.5 NONSOLICITATION OF SELLER'S EMPLOYEES. In consideration of, among other things, the willingness of Seller to provide Purchaser with the opportunity to interview and hire any of the Employees, Purchaser and its Affiliates agree that, except in accordance with Section 11.6, from the date hereof through the first anniversary of the Closing Date, Purchaser shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller or otherwise interfere with Seller's employment relationships with, any Employee who is not employed by Purchaser immediately following the Closing pursuant to
Section 11.6. It is expressly acknowledged by the parties hereto that Purchaser may employ as an employee or retain as an independent contractor or consultant any such Employee or other such employee who shall terminate his or her employment with Seller, without any such direct or indirect inducement or interference by, or other pre-termination contact with, Purchaser or who shall be terminated by Seller, in either case after the Closing Date; provided that such employment or retention shall not be prohibited by any then-existing agreement between such employee and the Seller.

      SECTION 11.6 OFFER OF EMPLOYMENT WITH PURCHASER. Purchaser shall offer employment at an office or offices of Purchaser within a 25-mile radius of the Branch to all of the Employees who continue to be employed as of the Closing Date in each case, in a position comparable to their current position with Seller and at a base salary or base wage not less than that currently provided by Seller. Each Employee who accepts such an offer of employment and commences work with Purchaser at and as of the Closing Date is referred to herein as a "Transferred Employee".

      SECTION 11.7 BENEFITS. Subject to the requirements of the Internal Revenue Code, ERISA and any other applicable laws, and applicable provisions of Seller's existing employee benefit plans, all Transferred Employees will be eligible to participate in those employee benefit plans which Purchaser makes available to its employees on the same eligibility criteria as Purchaser applies to its own employees. Purchaser agrees that it will give all Transferred Employees credit for service with the Seller (and with predecessors of the Seller, in the event that the Seller gave such Transferred Employee credit for such service) equivalent to that accorded service with Purchaser in connection with any of the waiting periods or other service requirements which determine (i) seniority of employees; (ii) eligibility for participation and (iii) schedule for vesting (but not for purposes of benefit calculation or funding retroactively for time served with the Seller) under or with respect to any of Purchaser's pension, thrift, employee stock ownership (or similar) plans, vacation, allotment, sick leave, health, life, disability or other insurance and any other pension or employment benefits. Without limiting the foregoing, Purchaser shall not treat any Transferred Employee who is covered under Seller's health plan as of the Closing Date as a new employee for purposes of any exclusion under any health or similar plan of Purchaser for preexisting medical condition if such condition was waived under Seller's health plan with respect to such Transferred Employee or if such medical condition arose while the Transferred Employee was an employee of the Seller.

            SECTION 11.8 OVERTIME AND OTHER BENEFITS. Purchaser shall be solely responsible for payment of overtime, medical, dental and life insurance and other employment benefits payable to and for providing any other employment benefits made available in accordance with any benefit plan of the Purchaser to Transferred Employees with respect to periods of employment commencing at and after the Closing Date, including any payments due to any Transferred Employee under any incentive program of Purchaser (including any sales commission or referral fee payable to any such employee), for periods of employment at or after the Closing Date.

      SECTION 11. 9 [RESERVED]

      SECTION 11.10 TERMINATION. If the employment by Purchaser of any Transferred Employee is terminated by Purchaser for any reason other than for cause (which shall mean gross negligence or dereliction in the performance of such employee's duties, dishonesty or commission of a crime) during the twelve
(12) month period immediately following the Closing Date, Purchaser shall provide severance pay to each such Transferred Employee equal to two (2) weeks' base salary for each year of service with the Seller (or Seller's predecessor, to the extent Seller gave credit for such service), with a minimum severance benefit of four (4) weeks' base salary and a maximum severance benefit of twenty-six (26) weeks' base salary.

      SECTION 11.11 INTERVIEWS WITH SELLER'S PRIOR PERMISSION. Purchaser shall be solely responsible for any activity in connection with interviewing and considering the Employees for employment. Purchaser agrees to indemnify and hold Seller harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Purchaser's acts or omissions in connection with said interviews and consideration.

                                   ARTICLE XII

                             ACCESS TO BRANCH; ETC.

      SECTION 12.1 PURCHASER ACCESS TO BRANCH OFFICE, BRANCH RECORDS AND EMPLOYEES. Upon execution of this Agreement, and subject to the provisions of the Confidentiality Agreement as modified by the provisions hereof, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access to the Branch, Branch Records, Employees, deposit records and all other documents and other information concerning the Branch, the Assets and the Assumed Liabilities as Purchaser may reasonably request; provided that, with respect to Employees, Seller's sole obligation shall be to provide Purchaser the name, position, date of hire and salary of such Employees. Seller shall provide Purchaser such assistance as Purchaser may reasonably request in connection with any pre-Closing review of the Branch, Assets and Deposit Liabilities; provided that Purchaser shall conduct any such review in a manner that does not unreasonably interfere with Seller's normal Branch operations, customers and employee relations; and provided further, that if Purchaser's review occurs during non-business hours, any incremental overtime or other expenses incurred by Seller as a result of such activities of Purchaser during non-business hours shall be paid by Purchaser to Seller's Account prior to or on the Closing Date.

      SECTION 12.2 PURCHASER'S ACCESS TO AND INVESTIGATION OF REAL PROPERTY. During the 45 calendar day period following the date hereof (the "Investigation Period"), Purchaser, at its sole expense, may conduct and complete such investigations, measurements, tests and inspections of the Real Property as Purchaser reasonably deems appropriate. During the Investigation Period, Purchaser, Purchaser's agents, employees and independent contractors shall have the right to enter the Property and have access to and across all improvements, structures, utilities, facilities, and all other portions of the Real Property, whether improved or unimproved. Seller and Purchaser shall cooperate in scheduling any investigations, measurements, tests and inspections of the Real Property. Purchaser shall make reasonable efforts to minimize any business disruption which may result from the exercise of its rights of entry during the Investigation Period. At the end of the Investigation Period, Purchaser shall repair any material changes made by Purchaser so as to restore the Real Property as nearly as practical to the condition it was in at the commencement of the Investigation Period. If at the expiration of the Investigation Period, Purchaser's environmental consultant reasonably determines, based on evidence of conditions of the Real Property other than those disclosed by Seller to Purchaser prior to July 16, 2004, that additional testing and/or investigations are needed, and Purchaser and its environmental consultant have diligently pursued their investigations of the premises during the Investigation Period, Purchaser may by written notice request from Seller an extension of up to an additional forty-five (45) days of the Investigation Period. Within five business days of receiving such request from Purchaser, Seller shall either (i) grant Purchaser's request in whole or in part by written notice to Purchaser; or (ii) give Purchaser written notice of termination of this Agreement effective on the sixth business day following such notice. In the event that Seller gives written notice of termination pursuant to clause (ii) of the preceding sentence, Purchaser may by written notice to Seller within five (5) business days, withdraw its request for extension of the Investigation Period and in that event, Seller's notice of termination shall be cancelled and shall have no further force or effect.

                                  ARTICLE XIII

                                    INDEMNITY

      SECTION 13.1 SELLER'S INDEMNITY. Except as otherwise provided in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective directors, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates and their respective directors, officers, agents and employees shall receive, suffer or incur arising out of or resulting from (a) any actions taken or omitted to be taken by Seller prior to the Closing Date and relating to the Branch, Assets, Assumed Liabilities and Employees and any actions, suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement), and (b) the breach of any representation, warranty or covenant made by Seller in this Agreement.

      SECTION 13.2 PURCHASER'S INDEMNITY. Except as otherwise provided in this Agreement, Purchaser shall indemnify, hold harmless and defend Seller, its Affiliates, and their respective directors, officers, agents and employees from and against all Damages which Seller or any of its Affiliates and their respective directors, officers, agents and employees shall receive, suffer or incur arising out of or resulting from (a) any liability relating to the Assumed Liabilities, (b) any actions taken or omitted to be taken by Purchaser from and after the Closing Date and relating to the Branch, Assets, Assumed Liabilities, the Employees and any actions, suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement), and (c) the breach of any representation, warranty or covenant made by Purchaser in this Agreement.

      SECTION 13.3 INDEMNIFICATION PROCEDURE. If a party entitled to indemnification hereunder ("Indemnified Party") is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XIII (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party ("Indemnitor"), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been increased thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 13.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

      SECTION 13.4 SURVIVAL. All indemnities contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years after the Closing Date, except as to any claim for which written notice shall have been given prior to such date.

      SECTION 13.5 LIMITATIONS ON LIABILITY. Notwithstanding anything to the contrary contained in this Article XIII, no party shall be entitled to indemnification pursuant to Sections 13.1 or 13.2 until the aggregate Damages (exclusive of attorneys' fees) exceed $50,000 at which time such party shall be entitled to indemnification for the full amount of its Damages, provided, however, that in no event will the aggregate liability of either party under such Sections for all such indemnification exceed $750,000. In no event shall any party be entitled to indemnification hereunder for any indirect, incidental, consequential, special, exemplary or punitive damages.

      SECTION 13.6 GENERAL.

            (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XIII shall be net of any Associated Tax Benefit. In addition, the amount which any Indemnitor is or may be required to pay any Indemnified Party pursuant to this Article XIII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct collection costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified

Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct collection costs).

            (b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

            (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

            (d) Except for the parties' rights to specific performance and injunctive relief as described in Section 16.16, the indemnification provided in
Article XIII shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.

            (e) Notwithstanding anything contained in any provision of this Agreement to the contrary, each party hereto understands and agrees that neither party hereto is making any representation or warranty whatsoever, express or implied, other than the representations and warranties expressly made by such party herein.

                                   ARTICLE XIV

                              TRANSITIONAL MATTERS

      SECTION 14.1 FURTHER ASSURANCES. From and after the Closing Date:

                  (a) except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the Branch and shall give such further assurances and execute, acknowledge and deliver all such acknowledgements and other instruments as may be reasonably necessary and appropriate and requested by Purchaser to effectively vest in Purchaser title in the Assets in the manner contemplated hereby; provided that Seller need not incur any costs or expenses in connection with its agreements in this Section 14.1 unless such costs or expenses are paid by Purchaser; and

                  (b) except as specifically provided otherwise herein,
            Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further actions as may be reasonably necessary and appropriate and requested by Seller to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any costs or expenses in connection with its agreements in this Section unless such costs or expenses are paid by the Seller.

      SECTION 14.2 ACCESS TO AND RETENTION OF BOOKS AND RECORDS. On the Closing Date, to the extent practicable, Purchaser shall receive possession of, and all right, title and interest in, the Branch Records, including but not limited to all books and records relating to the Advance Accounts, the Deposit Liabilities, the Overdrafts, the Assets, the Assumed Liabilities and the operation of the Branch which are in the possession of the Seller and reasonably capable of being separated from Seller's other business records and delivered to Purchaser without undue burden or expense; provided that for a period of at least six (6) years from the Closing Date, each party shall have reasonable access to any such books and records in the possession of the other party and the books and records of the Branch, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, accounting purposes or as otherwise appropriate; provided further that in the event that as of the end of such period, any tax year of the Seller is under examination by any taxing authority, such books and records shall be maintained by Purchaser until a final determination of the tax liability of Seller for that year has been made, but Purchaser shall only be obligated to maintain such books and records beyond the expiration of such period if the Purchaser has received, at least two weeks prior to the expiration of such period, written notice from Seller to the effect that such books and records are needed, reasonably identifying such books and records, and agreeing to pay the costs of producing or copying such books and records. If such copies or extracts require the use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation, employee expenses. Notwithstanding the foregoing, except as expressly set forth in this Section 14.2, neither party shall have any obligation to retain records beyond any statutorily required or commonly accepted time limit. Purchaser agrees to maintain records with respect to the Branch for the applicable periods set forth above. Notwithstanding anything to the contrary contained herein (i) the obligations of the parties hereto under this Section 14.2 shall be subject to all applicable laws relating to the confidentiality of bank records; and (ii) Seller shall have no obligation to provide to Purchaser proprietary information that is unrelated to the processing or resolution of disputes or bona-fide inquiries relating to Customers.

      SECTION 14.3 DEPOSIT HISTORIES. In case of any dispute with or inquiry by any Customer whose Deposit Liability account is subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the Deposit Liability account holder within a period of time and in a manner which would comply with standard banking practices and customs. Promptly upon Purchaser's written request, Seller shall designate an employee responsible for responding to such inquiries of Purchaser.

      SECTION 14.4 DATA PROCESSING AND TRANSFER SERVICES. Each party hereto agrees to provide to the other data processing and transfer services as shall be reasonably necessary for the conversion and transfer of information concerning the Deposit Liabilities onto Purchaser's data processing system. After execution of this Agreement, each party hereto shall provide to the other party computer file instructions which maintain information on the deposit and loan accounts, together with operational procedures necessary to implement the transfer of the information to Purchaser. Seller and Purchaser shall each designate an individual to serve as liaison from the date hereof through the Closing Date concerning operational matters. After the Closing Date, Seller shall continue to provide assistance to Purchaser as Purchaser may reasonably request to fully implement and effectuate such transfers, provided that Purchaser shall reimburse Seller for any related expense. On or by August 15, 2004 and by each such other date prior to the Closing Date as Seller and Purchaser may agree, Seller shall provide Purchaser with a data tape regarding the Deposits (including a list of all account numbers, account parties and addresses of such parties), together with any operational procedures necessary to implement the transfer of the information to Purchaser, on computer readable magnetic tape with associated tape file layouts presented on magnetic media or in such other form or forms as may be mutually agreed upon by Seller and Purchaser to facilitate the conversion by Purchaser of data onto Purchaser's data processing systems by the Closing Date. Each such tape shall be in the same format. Promptly after execution of this Agreement, Seller will provide Purchaser with detailed product descriptions and copies of policies and fees applicable to such products to enable Purchaser to map Seller's products to its own products.

                                   ARTICLE XV

                        POST-CLOSING PROCESSING OF ITEMS

      SECTION 15.1 MUTUAL COOPERATION. In order to accomplish a smooth transition between the Seller and the Purchaser relative to the processing of debits and credits to the Deposit accounts transferred to and assumed by the Purchaser under this Agreement (referred to for purposes of this Article XV as the "Transferred Accounts") following the Closing Date, each of the Seller and the Purchaser agrees to cooperate in good faith in the post-transfer processing of checks, drafts, deposit tickets for deposits made prior to the Closing Date, withdrawal orders and other items pertaining to Transferred Accounts (collectively, the "Items") and payments of principal and interest received by Seller after the Closing Date with respect to the Advance Accounts, and agrees to the terms of this Article XV. The parties intend that the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, applicable federal regulations and usual banking practices shall govern the processing of Items during the Post-Transfer Processing Period, except as otherwise agreed below.

      SECTION 15.2 COVENANTS OF PURCHASER.

            (a) No later than seven (7) Business Days prior to the Closing, the Purchaser shall distribute at its sole expense in the Purchaser's usual fashion to customers of the Seller whose Deposit accounts are expected to be assumed by the Purchaser having checking, money market deposit and/or NOW or SuperNOW accounts at the Branch Office, an initial supply of new basic checks, deposit tickets or other similar instruments and ATM cards, which shall be appropriately encoded with the Purchaser's routing numbers and with accurate account numbers for use by such customers following the Closing Date. The Purchaser shall notify such customers that (i) following the Closing Date customers of the Branch are to use the new checks issued by the Purchaser and are not to use any remaining checks, deposit tickets or other Items or any ATM cards previously issued by the Seller which may be in the possession of such customers and (ii) upon the expiration of a period of ninety (90) calendar days from and after the Closing Date (the "Post-Transfer Processing Period"), any Items which are drawn on the Seller shall not thereafter be honored by the Seller. Such notice shall be given by delivering written instructions to such effect to such customers no fewer than thirty (30) days prior to the Closing Date and by posting signs in the Branch Office beginning no later than thirty (30) days prior to the Closing Date and during the Post-Transfer Processing Period. The form of such notice shall be subject to the prior approval of the Seller, which shall not be unreasonably withheld. In the event that the Seller shall so request at any time(s) during the Post-Transfer Processing Period, the Purchaser shall use all reasonable efforts to notify particular customers to stop using the Seller's checks and to stop attempting to make deposits through Seller into the Transferred Accounts. The Purchaser will use best efforts to be in a position to process the Transferred Accounts on its system from and after the Closing Date. Subject to the terms of Section 16.2, Purchaser and Seller will mutually determine any documents, instruments and/or notices to be given to other holders of Deposit accounts to be assumed by Purchaser hereunder.

            (b) Prior to the Closing Date, Purchaser shall establish and during the Post-Transfer Processing Period, the Purchaser shall maintain a no fee demand deposit account at the Seller ("Purchaser's DDA") and hereby authorizes the Seller to debit and credit the Purchaser's DDA as provided below in this
Article XV. The Purchaser and the Seller shall identify to the other and make available on a daily basis individuals to serve as liaisons between the Purchaser and Seller in order to resolve any settlement or other reconciliation issues relating to the Transferred Accounts.

      SECTION 15.3 DELIVERY OF ITEMS. During the Post-Transfer Processing Period, the Seller shall make all items received by it available to the Purchaser at the Seller's check processing facility at 288 Union Street, Rockland, MA 02370, on or before 12:00 Noon on the Business Day following receipt thereof by the Seller. If on account of a failure by the Seller to make an Item available to the Purchaser for pickup by the deadline specified herein, the Purchaser is unable to meet applicable deadlines for dishonoring such Item, then upon the Purchaser's request the Seller shall promptly credit to the Purchaser's DDA an amount equal to the amount of such Item, subject to prompt reversal if the Purchaser is able to return such Item notwithstanding the Purchaser's failure to meet such deadlines. At Seller's request, Purchaser will assign to the Seller all of the Purchaser's right in any such Items that are not so reversed.

      SECTION 15.4 POST-CLOSING ITEMS DRAWN ON SELLER. During the Post-Transfer Processing Period, the Seller shall:

                  (a) accept for forwarding to the Purchaser all Items which are presented to the Seller for payment in any manner including without limitation through the Seller's Federal Reserve cash letters or correspondent bank cash letters or deposited by the Seller's customers, correspondent banks or others but excluding

            ATM withdrawals, deposits and transfers unless initiated with an ATM card issued by Purchaser;

                  (b) subject to the prior receipt of reasonable assurances from
            Seller, continue to accept for payment and forwarding to Purchaser and shall debit Purchaser's DDA for the amounts of such Items as may be presented to Seller prior to the first Monday following the Closing Date (or if such Monday is not a Business Day, the next Business Day) by ATM or debit card issued by Seller;

                  (c) outsort all such Items and deliver them to the Purchaser as provided in Section 15.3;

                  (d) notify the Purchaser by telephone by 12:00 Noon of the
            Business Day following the Seller's receipt of any Item in excess of $10,000 that the Seller has received such Item, whereupon the Purchaser will direct the Seller to either return, pay or deliver over (in accordance with Section 15.3) such Item and the Seller shall promptly comply with such direction; and

                  (e) debit the Purchaser's DDA for the amount of any Items that the Seller has paid unless the Purchaser has directed the Seller to return such Item.

      SECTION 15.5 ITEMS DRAWN ON SELLER AND RETURNED BY PURCHASER. The Purchaser will promptly process all Items received from the Seller and will honor all Items properly drawn on the Transferred Accounts. In the event that the Purchaser shall return an Item, the Purchaser shall prepare and process such returns in the Purchaser's normal fashion. In the event that such Item is recharged to the Seller for any reason, the Seller may then debit the Purchaser's DDA for the amount of such Item recharged to the Seller. Any other Item recharged to the Seller shall be handled in the manner provided by Sections
15.3 and 15.4 hereof.

      SECTION 15.6 DEPOSITS INADVERTENTLY RECEIVED BY SELLER. The Seller shall be under no obligation to accept after the Closing Date any deposits for the Transferred Accounts. In the event that the Seller accepts any deposits for the Transferred Accounts after the Closing Date, the Seller will credit promptly the Purchaser's DDA for the amount of any such deposits and will deliver deposit tickets for such deposits to the Purchaser in the manner and at such time as is set forth in Section 15.3 above. The Seller will credit the Purchaser's DDA for any electronic credits to the Transferred Accounts which the Seller may receive during the Post-Transfer Processing Period and will notify the Purchaser promptly of such credits. The Purchaser agrees to credit promptly customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to the Purchaser for collection. Promptly following the Closing Date, the Purchaser shall notify originators of electronic credits of the new account numbers of the Purchaser for the Transferred Accounts.

      SECTION 15.7 CHECKS CASHED BY SELLER. From and after the Closing Date, the Seller shall establish reasonable policies and controls to inform its tellers not to honor in-person requests at tellers' windows or cash checks drawn on the Transferred Accounts or otherwise withdraw funds from the Transferred Accounts nor, except as provided in Section 15.4(b), to accept or honor attempted ATM or electronic transactions with respect to Transferred Accounts except for transactions using access devices provided by Purchaser. The Seller shall be under no obligation to honor or cash Items drawn on a Transferred Account presented at tellers' windows after the Closing Date. However, in the event that after the Closing Date the Seller shall inadvertently cash, at one of the Seller's other branch offices, or shall otherwise give credit for any Item drawn on a Transferred Account, the Seller may debit the Purchaser's DDA in the amount of such Item and shall thereafter make available such Item for pickup by the Purchaser in the manner and at the time provided in Section 15.3 above. Should the Purchaser determine that such Item is not properly payable and subsequently dishonor such Item, the Purchaser shall give prompt written notice thereof to the Seller and the Seller shall promptly credit the Purchaser's DDA for the amount of such Item whereupon the Purchaser shall take reasonable steps to cooperate with the Seller to mitigate any loss to the Seller resulting from the foregoing. The Seller shall be entitled to present Items to the Purchaser any number of times in accordance with the Seller's usual banking practices for returned Items. In the event that the Item is subsequently accepted by the Purchaser, the Seller may debit the Purchaser's DDA for the amount of such Item.

      SECTION 15.8 AUTOMATED CLEARING HOUSE ENTRIES. Prior to Closing Date, Purchaser and Seller will make every reasonable effort to notify all originators of Automated Clearing House ("ACH") entries affecting Deposits of the terms and effect of the purchase and assumption transaction. For a period of ninety (90) days after the Closing Date, Seller will transmit or provide a tape to Purchaser each business day presenting in ACH NACHA format all ACH entries received by Seller for debit or credit to Transferred Accounts. Seller will provide to Purchaser a settlement sheet each day for the first forty-five (45) days after Closing and weekly for forty-five (45) days thereafter. Seller shall credit Purchaser's DDA the amount by which ACH credits to the Transferred Accounts exceed ACH debits to the Transferred Accounts, and shall debit Purchaser's DDA the amount by which ACH debits to Transferred Accounts exceed ACH credits to Transferred Accounts, in accordance with said settlement sheet.

      SECTION 15.9 UNCOLLECTIBLE RETURNED ITEMS. Seller shall bear all liability for items deposited or negotiated at the Branch prior to or on the Closing Date and subsequently returned as uncollectible to the extent that an overdraft is created immediately after (a) the exercise of Purchaser's lawful rights of offset and (b) the application of any availability under any overdraft line of credit relating to the affected account or accounts, provided that Purchaser shall handle the return items expeditiously under the pertinent rules established by applicable law and banking custom and practice.

                                   ARTICLE XVI

                                  MISCELLANEOUS

      SECTION 16.1 EXPENSES. Except as otherwise provided herein, Seller and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including appraisals, regulatory application and accounting and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall pay all recording, filing or other fees, costs and expenses (including fees, costs and expenses for (a) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations, (b) filing of any forms (including without limitation, tax forms) with governmental instrumentalities in connection with the transfer of the Real Property or Branch Personalty, and (c) recording instruments or documents evidencing any transfers of interests in connection with the transfer, assignment or assumption of the Real Property or the Branch Personalty, including without limitation, any real property transfer stamps or taxes imposed on any transfers of interests in real property.

      SECTION 16.2 COMMUNICATIONS; NOTICES; ETC. Subject to applicable law:

                  (a) Seller and Purchaser agree that promptly following the execution of this Agreement, meetings, joint or several, of Seller and Purchaser as the parties may agree, shall be held at the Branch or at such other location as Purchaser and Seller shall mutually agree, to announce Purchaser's proposed acquisition of the Branch to the Employees. Except as otherwise set forth in this Section 16.2, Seller and Purchaser shall mutually agree as to the scope and content of all initial communications to the Employees. Thereafter, Purchaser shall be permitted to meet with the Employees, at times mutually convenient to Purchaser and Seller, to discuss employment opportunities with Purchaser. From and after the receipt of all required regulatory approvals, and earlier with Seller's prior written consent, Purchaser shall be permitted to conduct training sessions during normal business hours or at other times with Employees; provided that Purchaser will use reasonable efforts to schedule such training sessions in a manner that does not unreasonably interfere with Seller's normal business operations. Purchaser shall reimburse the Employees for transportation costs to and from the location where Purchaser shall train such Employees and compensate the Employees (or reimburse the Seller for paying such expense) at their respective applicable standard or overtime rates for the time spent in such training.

                  (b) After the announcement described in Section 16.2(a),
            Seller and Purchaser and their respective representatives shall be permitted to make factual statements, announcements and disclosures regarding the proposed acquisition of the Branch, with the prior consent and approval of the other party, which shall not be unreasonably withheld.

                  (c) On a date which is mutually agreeable to the parties,
            Seller and Purchaser shall jointly or separately send a statement to the Customers that is mutually acceptable to the parties, announcing the transactions contemplated hereby.

                  (d) Seller, and with Seller's prior written consent which
            shall not be unreasonably withheld, Purchaser, shall, in each case, at its own expense, be entitled to communicate with, and deliver information, notices, brochures and bulletins to Employees, Customers and members of the community in which the Branch is located, and to make press releases or public announcements or other communications concerning the transactions contemplated by this Agreement, and Seller shall assist Purchaser by providing mailing lists of such Employees and Customers, or by itself mailing such materials or communications to such persons, in each case upon Purchaser's request and at Purchaser's expense.

                  (e) Prior to the Closing Date, except as otherwise expressly set forth in this Section 16.2, Purchaser shall not contact or communicate with any Customer or Employee without the prior written consent of Seller.

                  (f) Purchaser and Seller shall each furnish to the other
            copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or delivered by the furnishing party to Employees, Customers or the public generally regarding the proposed or actual transfer of Deposit Liabilities, Advance Accounts, the other Assets or Assumed Liabilities and/or the purchase and sale of the Branch generally (including any public notices required to be given by law or regulation in connection with such transactions or applications for Regulatory Approvals thereof), and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 16.2 shall
            (i) prohibit any party from making any press release or announcement which its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain the other party's consent to the text of the press release or announcement before making it public, or (ii) require Seller to furnish to Purchaser or obtain Purchaser's consent for any communication (A) made in an ad hoc fashion that is responsive to issues or questions of any Employees or Customers or
            (B) that make factual statements about the transactions contemplated hereby and do not disparage Purchaser.

                  (g) Seller and Purchaser shall each deliver to the other
            copies of all proposed filings with bank regulatory and other governmental authorities, shall use reasonable efforts to accommodate any suggestions or recommendations made by the other party with respect thereto, and shall deliver to the other, as soon as practicable, copies of all final applications for Regulatory Approvals and of any exhibits, schedules, supplements, amendments and correspondence related thereto.

                  (h) For a period of two years from and after the Closing Date, neither party shall refer to the other party by name or description in any public statement, release, correspondence or filing without the prior written consent of such other party, which shall not be unreasonably withheld.

      SECTION 16.3 TRADE NAMES AND TRADEMARKS. Purchaser shall not acquire hereunder any right or license to the use of any trade name, trademark or service mark, if any, of the Seller or any of its Affiliates, and Seller shall not acquire hereunder any right or license to the use of any trade name, trademark or service mark, if any, of the Purchaser or any of its Affiliates.

      SECTION 16.4 TERMINATION. Except as otherwise expressly set forth herein, this Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to liability for actual direct damages suffered or incurred by either party due to a willful breach by the other party of any material representation or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

                  (a) by written agreement signed by both of the parties;

                  (b) immediately upon receipt by Purchaser or Seller of
            official written notice that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by Final action;

                  (c) by written notice given by either party if there has been a material misrepresentation or breach by the other party of its representations, warranties and covenants set forth herein, provided that the terminating party is not itself in material breach of its representations, warranties or covenants herein;

                  (d) upon written notice by either party to the other, if the
            Closing has not occurred on or before December 31, 2004; or

                  (e) immediately by Purchaser by sending Seller written notice of termination pursuant to Section 2.1(c)(i) hereof;

                  (f) by Seller by written notice of termination given by Seller to Purchaser pursuant to Section 12.2 hereof.

Upon the termination of this Agreement, each party will return to the other party all work papers, documents, financial statements and other data furnished to it by or with respect to the other party, including any copies thereof made by the returning party and shall otherwise comply with the provisions of the Confidentiality Agreement for return of Confidential Information.

      SECTION 16.5 BROKERS-FINDERS.

            (a) Purchaser hereby represents and warrants to Seller that it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify Seller against any claim arising out of any such employment of or agreement to retain any such broker or finder by Purchaser.

            (b) Seller hereby represents and warrants to Purchaser that it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement and Seller agrees to indemnify Purchaser against any claim arising out of any such employment of or agreement to retain any such broker or finder by Seller.

      SECTION 16.6 MODIFICATION AND WAIVER. No modification of any provision of this Agreement shall be binding unless in writing and executed by the party sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction or any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law.

      SECTION 16.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of either party hereto shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      SECTION 16.8 CONFIDENTIALITY.

            (a) From and after execution hereof, neither party shall, without the prior written consent of the other party, disclose the terms of this Agreement or the negotiations relating hereto or any documents or confidential proprietary information obtained from the other party in connection with the transactions contemplated hereby (collectively, the "Confidential Information"), except (i) in accordance with the terms and conditions of this Agreement, (ii) if and only to the extent required by applicable law, or (iii) as otherwise permitted by the Confidentiality Agreement between Seller and Purchaser dated June 21, 2004 and accepted by Purchaser on June 28, 2004 (the "Confidentiality Agreement").

            (b) Neither Purchaser nor Seller shall use the Confidential Information obtained by it to compete with the other party, and neither party shall use the Confidential Information otherwise than in connection with this Agreement or as contemplated hereby.

            (c) This Section 16.8 shall survive the termination or consummation of this Agreement.

            (d) In the event of termination of this Agreement, Purchaser shall not use any Confidential Information obtained by it from Seller to solicit accounts or other business from customers of the Branch or the Seller or any of its Affiliates and each party shall return or destroy all Confidential Information in accordance with the Confidentiality Agreement.

      SECTION 16.9 ENTIRE AGREEMENT; GOVERNING LAW. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, including the Assignment and Assumption Agreement and the Agency Agreement, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof; provided that the terms of the Confidentiality Agreement, to the extent not inconsistent with the terms hereof, shall continue to apply. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts or choice of law provisions).

      SECTION 16.10 WAIVER OF CERTAIN DAMAGES. Each of the parties hereto to the fullest extent permitted by law irrevocably waives any rights that it may have to punitive, special, incidental, exemplary or consequential damages in respect of any litigation based upon, or arising out of, this Agreement or any related agreement or any course of conduct, course of dealing, statements or actions of any of them relating thereto.

      SECTION 16.11 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND SUCH PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR

REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

      SECTION 16.12 SEVERABILITY. In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

      SECTION 16.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed and exchanged by each of the parties hereto.

      SECTION 16.14 NOTICES. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service or facsimile transmission:

      If to Seller addressed to:          Edward H. Seksay
                                          General Counsel
                                          Rockland Trust Company
                                          288 Union Street
                                          Rockland, MA 02370
                                               Facsimile No.: 781-982-6130

      with copies to:                     Kevin J. Handly
                                          Goulston & Storrs, P.C.
                                          400 Atlantic Avenue
                                          Boston, MA  02110
                                               Facsimile No.: 617-574-7589

      If to Purchaser addressed to:       Ron Reed
                                          Executive Vice President
                                          Meff Runyon
                                          Senior Vice President and Director
                                            of Retail Banking
                                          Cape Cod Five Cents Savings Bank
                                          19 West Road
                                          P.O. Box 10
                                          Orleans, MA 02653
                                               Facsimile No: 508-240-0222

      with copies to:                     Margaret B. Crockett
                                          Goodwin Procter LLP
                                          Exchange Place

                                          Boston, MA 02109
                                               Facsimile No.:  617-523-1231

Notice shall be effective upon receipt by the party to which it is directed. Either party may by written notice to the other change the persons or addresses to whom or to which notices may be sent.

      SECTION 16.15 INTERPRETATION. Any reference herein to an Article, Section, Exhibit or Schedule shall be deemed a reference to an Article or Section of, or Exhibit or Schedule to, this Agreement. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 16.16 SPECIFIC PERFORMANCE. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

      SECTION 16.17 THIRD PARTY BENEFICIARIES. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. No future or present employee or customer of either of the parties nor their affiliates, successors or assigns or other Persons shall be treated as a third party beneficiary in or under this Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                     SELLER:

                                     ROCKLAND TRUST COMPANY



_________________________________    By:__________________________________

                                     Name:   Edward H. Seksay
                                     Title:  General Counsel




                                     PURCHASER:

                                     CAPE COD FIVE CENTS SAVINGS BANK



_________________________________    By:__________________________________
                                         Name:  Meff Runyon
                                         Title: Senior Vice President and
                                                Director of Retail Banking

                       SCHEDULE 1.1(a) - BRANCH PERSONALTY

             SECTION 1.1 - BRANCH DEPOSIT IDENTIFICATION METHODOLOGY

                       SCHEDULE 1.1(b) - EXCLUDED DEPOSITS

                      [TO BE AGREED UPON PRIOR TO CLOSING]

                         SCHEDULE 1.1(c) - REAL PROPERTY

                         SCHEDULE 2.3 - AGENCY AGREEMENT

             SCHEDULE 2.3(b) - IRA ACCOUNTS - MINIMUM DISTRIBUTIONS

                        SCHEDULE 8.11 - ADVANCE ACCOUNTS

                            SCHEDULE 8.12 - EMPLOYEES